Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information contact:
Michael M. Thompson,
President and Chief Executive Officer,
The Wornick Company
Telephone: (513) 794-9800

THE WORNICK COMPANY NAMES MICHAEL M. THOMPSON
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Cincinnati, Ohio, December 8, 2004:  The Wornick Company (“Wornick” or the “Company”) announced today that the Board of Directors had appointed Michael M. Thompson to serve as the Company’s President and Chief Executive Officer as well as a member of the Company’s Board of Directors.  Larry L. Rose, who previously held these positions, will be leaving the Company to pursue other interests.

Robert B. McKeon, Chairman of the Board of the Company, and President of Veritas Capital, the majority shareholder said, “We are delighted that Mike Thompson is joining the Company.  We have known Mike for over ten years during which he has successfully managed two of our portfolio companies to very successful exits.”

On his appointment, Mike Thompson stated, “I am very pleased to become involved with The Wornick Company.  The Company is playing a critical role in supplying our troops in the field with MREs (meals ready-to-eat) and other related food products.  Separately, I am also excited about the prospects of our commercial buyers.  I am looking forward to working closely with our dedicated work force of 800 people and getting to know them better in the coming months.”

About The Wornick Company

The Wornick Company is the leading supplier of individual and group military field rations to the Department of Defense having recently been awarded a $33.7 million fixed price contract for meals ready-to-eat by the Defense Supply Center Philadelphia.  In addition the Company continues to extend its core capabilities to commercial markets where its customers include, but are not limited to, Kraft Foods, Inc., Gerber Products Company, and retail and grocery outlets including Walgreens Co., Wal-Mart Stores, Inc., 7-Eleven, The Kroger Co., Publix Super Markets and Meijer.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our business, operations, financial results and future prospects. These statements are based on management’s current expectations and are subject to significant risks and uncertainties, including but not limited to the factors described under the heading “Forward-Looking Statements” in our quarterly report on Form 10-Q for the quarter ended October 2, 2004. For a detailed discussion of the factors which could impact our business, operations, financial results and future prospects, please refer to the “Risk Factors” contained in our registration statement on Form S-4 and risk factors discussed in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to our quarterly report on Form 10-Q for the quarter ended October 2, 2004, and any subsequently filed reports. All documents filed with the SEC are available free of charge through the SEC’s website at http://www.sec.gov or from us by contacting Michael M. Thompson at (513) 794-9800.